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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        ----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: September 30, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           ----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                    quiring Statement
   Landover Holdings Corporation                    (Month/Day/Year)       Advanced Radio Telecom (ARTT)
-------------------------------------------------                       -----------------------------------------------------------
    (Last)          (First)          (Middle)           11/5/96         5. Relationship of Reporting Person(s) 6. If Amendment Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-       Director        X  10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----                      11/12/96
   667 Madison Avenue                               Reporting Person        Officer (give      Other (specify  --------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                                            ----               ----                  Joint/Group Filing
                                                                                                                 (Check Applicable
                                                                                                                  Line)
                                                                           ---------------------------           Form filed by One
                                                                                                               X Reporting Person
                                                                                                              ---
                                                                                                                 Form filed by
                                                                                                                 More than One
                                                                                                                 Reporting Person
    New York        New York         10021                                                                    ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock                                         2,993,221(1)                  (D)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-97)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities  4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security     sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                         Exercise     Form of     Ownership
                                      Date                                              Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                        Deri-        ative
                                      Year)                                             vative       Security:
                                   --------------------------------------------------   Security     Direct
                                                                             Amount                  (D) or
                                    Date     Expir-                          of                      Indirect
                                    Exer-    ation           Title           Number                  (I)
                                    cisable  Date                            of
                                                                             Shares                (Instr. 5)
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Warrants                           4/29/96  4/29/01       Common Stock      13,636      $17.1875     (D)
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Warrants                           10/8/96  10/16/01      Common Stock       2,036      $15.00       (D)
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Explanation of Responses:
(1) Does not include 2,000 shares of Common Stock beneficially owned by Kimberly Zimmerman, the wife of Laurence S. Zimmerman
(who controls the reporting person).

                                                                       LANDOVER HOLDINGS CORPORATION

                                                                       /s/ Laurence S. Zimmerman                    6/10/98
                                                                       -------------------------------------  ---------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                  Page 2
                                                                                                                   SEC 1473 (7-97)
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